FOR IMMEDIATE RELEASE        Contact:   David Valentino
                                        PaperClip Software
                                        201-487-3503 ext. 153
                                        dave@paperclip.com

                                        Robert H. Stone
                                        Access Solutions
                                        401-295-2691
                                        rstone@accessol.com


           ACCESS SOLUTIONS INTERNATIONAL, INC. COMPLETES AGREEMENT TO
                        ACQUIRE PAPERCLIP SOFTWARE, INC.

               Acquisition Will Boost Development and Marketing of
                 Data Storage and Document Management Technology

NEW YORK, NY (April 15, 1997) -- Access Solutions  International,  Inc. (NASDAQ:
ASIC) and PaperClip Software, Inc. (NASDAQ: PCLP) today announced that they have entered into a definitive agreement for Access Solutions International, Inc. to acquire the assets of PaperClip Software, Inc. The acquisition will combine PaperClip Software's technologically advanced document management software with Access Solutions' comprehensive data storage products, creating a powerful, end-to-end, enterprise-wide family of information management tools.

     Under the terms of the asset purchase agreement, Access Solutions will purchase substantially all of the assets and assume certain liabilities of PaperClip Software in exchange for 1,544,438 shares of Access Solutions' common stock plus an equivalent number of Access Solutions' Class B Warrants. Each warrant will entitle the holder to purchase one share of Access Solutions' common stock at an exercise price of $6.00 per share. A management agreement was also entered into, pursuant to which Access Solutions will manage the day-to-day operations of PaperClip Software until the closing.

     After the consummation of these transactions, which is currently expected to occur in July or August 1997, Access Solutions and PaperClip Software products will be combined under the Access Solutions name. Both the PaperClip and WebClip brand names will be retained. In addition, PaperClip will have the right to designate one member to the Access Solutions board of directors. Consummation of these transactions is subject to various conditions including approval of the Board of Directors of both companies and approval of PaperClip shareholders.

     "I am very excited about the potential of this new combination," said Robert H. Stone, president and chief executive officer of Access Solutions. "Our two firms have technologies which are natural complements to one another. Both our large COLD end-user customers and resellers have expressed strong interest in purchasing document management and imaging products and we believe that PaperClip's offerings are among the finest on the market. The marriage will also enable Access Solutions to accelerate its introduction of new products, especially in the client/server and LAN market segments, since we will now have access to the experience and expertise of PaperClip's PC-oriented programming staff."

     "This agreement is a very significant step forward for PaperClip," said William Weiss, chief executive officer of PaperClip Software. Weiss co-founded the company with Dr. Sol Rosenberg, president and chief technology officer, and Michael Suleski, vice president of product development. "This further enables us to respond to a wide-range of customer needs, particularly as document management solutions, along with storage and retrieval technologies, are being adopted by companies on an enterprise-wide basis. Moreover, our two technologies and marketing goals are so synergistic that there will be numerous opportunities to leverage our skills and knowledge for enhanced productivity of the combined operations," Weiss added

     Access Solutions designs, develops, manufactures and markets mainframe information storage and retrieval systems, including both software and hardware, for large enterprises. Access Solutions products include GIGAPAGE software, for online viewing of reports and data as well as optical/magnetic storage hardware systems. Unique capabilities of Access Solutions' COLD (Computer Output to Laser
Disk) systems are the ability to store, retrieve, view and print large amounts of information in mission critical environments at extremely high speeds for significantly lower costs than competing products.

     PaperClip Software, Inc. develops and markets innovative software products that organize and manage documents, images and workflow for a wide range of users, from individual Internet users to corporations using enterprise-wide systems. The PaperClip family of products gives end-users the information they want, when they want it, the way they want it. PaperClip Software, Inc. (NASDAQ:
PCLP) was founded in 1991 and distributes its products worldwide through a network of distributors, value-added resellers, systems integrators, retail stores and direct channels. PaperClip Software's Web site is located at www.paperclip.com. # # # GIGAPAGE and the Access Solutions logo are trademarks of Access Solutions International, Inc. PaperClip Software and the PaperClip logo are registered trademarks of PaperClip Software, Inc.